Exhibit 99.1

Company Contact:                                             Edwin Lewis

President & Co-CEO

(310) 460-0245

FOR IMMEDIATE RELEASE

MOSSIMO, INC. REPORTS SECOND QUARTER FISCAL 2006 RESULTS: SETS RECORD DATE

Santa Monica, California, August 14, 2006—Mossimo, Inc. (NASDAQ: MOSS) today announced financial results for the second quarter ended June 30, 2006.

Mossimo, Inc. reported second quarter 2006 total net revenues increased to $10.3 million compared to $9.0 million for the same period last year.  The Company reported second quarter net earnings of $2.71 million compared to net earnings of $2.2 million for the same period last year, and diluted earnings per share of $0.17 compared to diluted earnings per share of $0.14 for the same period last year.

Net revenues for the six months ended June 30, 2006 were $15.2 million, net of a one-time $6 million rebate to Target  (recognized in the first quarter of 2006 as a reduction in revenue), compared to $17.7 million in the same period last year. The company reported net earnings for the first six months of 2006 of $1.5 million compare to net earnings of $4.0 million in the corresponding period a year ago, and diluted earnings per share of $0.10 compared to diluted earnings per share of $0.26 for the same period last year.  As noted above, the six month net revenue and earnings numbers reflect the impact of the previously announced changes to the Company’s license agreement with Target, which included a one-time $ 6 million rebate to Target of previously earned royalties, recognized in the first quarter of 2006 as a reduction in revenue.

Edwin Lewis, President and Co-Chief Executive Officer stated, “We were pleased with the pace of our business during the quarter, as we registered meaningful gains in our both men’s and women’s business at Target. With regard to Modern Amusement, we experienced better full-price selling compared to a year ago, and while there is still work to be done, we are encouraged by our recent progress.”

Founded in 1987, Mossimo, Inc. is a designer, licensor and distributor of men’s, women’s, boys’ and girls’ apparel, footwear, and other fashion accessories such as jewelry, watches, handbags and belts.

The Company also announced that it has set a record date of August 15, 2006 for the special meeting of stockholders which will be held to vote on the proposed merger in which Iconix brands, Inc. will acquire the Company. The Company expects this meeting to be held in September, 2006 but has not yet set the actual meeting date.

The matters discussed in this news release with respect to operations and future results, and the benefits thereof, are forward-looking statements that involve risks and uncertainties, including the demand for the Company’s products in Target stores, changes in consumer demands and preferences, shifting trends in the overall retail and apparel market, competition from other lines, changes in consumer spending patterns and general economic conditions, and uncertainties generally associated with product introductions and apparel retailing.  Forward-looking statements are not guarantees and involve known and unknown risks and uncertainties, any of which could cause actual results to vary materially from anticipated results. Operating results stated herein are not necessarily indicative of results that may be expected in future periods.  More information on risk factors, which could affect the Company’s financial results, is included in the Company’s Forms 10-K and 10Q, periodically filed with the Securities and Exchange Commission.

(Tables to Follow)

MOSSIMO, INC.

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE DATA)

(Unaudited)

	June 30,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21,490	$19,658
Restricted cash	843	726
Accounts receivable, net	6,042	4,372
Merchandise inventory	263	101
Deferred income taxes	3,702	4,004
Prepaid expenses and other current assets	426	388
Total current assets	32,766	29,249

PROPERTY AND EQUIPMENT, at cost, net of accumulated depreciation and amortization	808	893

DEFERRED INCOME TAXES	1,581	1,923

TRADENAME	84	90

OTHER ASSETS	60	79
	$35,299	$32,234

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$887	$884
Accrued liabilities	1,102	503
Accrued commissions	1,542	388
Accrued bonuses	2,144	3,458
Total current liabilities	5,675	5,233

DEFERRED RENT	117	128
Total liabilities	5,792	5,361

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $.001; authorized shares 3,000,000; no shares issued or outstanding	—	—
Common stock, par value $.001; authorized shares 30,000,000; issued and outstanding 16,002,775 at June 30, 2006 and and 15,828,754 at December 31, 2005	15	15
Additional paid-in capital	41,316	40,222
Accumulated deficit	(11,824)	(13,364)
Net stockholders’ equity	29,507	26,873
	$35,299	$32,234

MOSSIMO, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(Unaduited)

	For the Three Months June 30,		For the Six Months June 30,
	2006	2005	2006	2005

Revenue from license royalties and design service fees	$9,020	$8,113	$11,581	$15,467

Product sales	1,278	932	3,655	2,242

Total revenues	10,298	9,045	15,236	17,709

Operating expenses:
Cost of product sales	545	695	1,842	1,734
Selling, general and administrative	5,438	5,353	11,215	9,928
Total operating expenses	5,983	6,048	13,057	11,662

Operating earnings	4,315	2,997	2,179	6,047

Interest income	222	79	416	110
Earnings before income taxes	4,537	3,076	2,595	6,157

Income taxes	1,823	848	1,055	2,108

Net earnings	$2,714	$2,228	$1,540	$4,049

Net earnings per common share:
Basic	$0.17	$0.14	$0.10	$0.26
Diluted	$0.17	$0.14	$0.10	$0.26
Weighted average common shares outstanding:
Basic	15,996	15,738	15,943	15,738
Diluted	16,061	15,768	15,997	15,762